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                         EXHIBIT 23-1



               Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 22, 1996, which appears on page 25 of the 1995 Annual Report to Shareowners of Frontier Corporation, which is incorporated by reference in Frontier Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 35 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Interest of Experts" in such Prospectus.




                              /s/Price Waterhouse LLP
                              ----------------------------
                              Price Waterhouse LLP
                              Rochester, New York

                              March 12, 1997